August 3, 2009
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER RESULTS
Company positioned for significant participation in U.S. economic recovery

BIRMINGHAM, Ala., Aug. 3 /PRNewswire-FirstCall/ -- Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, announced results today for the second quarter ended June 30, 2009.

Second Quarter Summary and Comparisons with the Prior Year
•	Net earnings were $22 million, or $0.20 per diluted share, including $0.14 per diluted share from continuing operations.
•	A change in the estimated annual effective tax rate reduced earnings $0.06 per diluted share.
•	Aggregates shipments declined 31 percent, reducing earnings $0.64 per diluted share.
•	Aggregates pricing increased 3 percent.
•	Aggregates cash fixed costs decreased 17 percent.
•	Asphalt unit margins continued to recover.
•
EBITDA was $168 million versus $265 million in the prior year. Cash earnings were $118 million versus $199 million in the prior year.  Both comparisons exclude the effects in 2008 referable to the gain on sale of required divestitures as part of the Florida Rock acquisition.

•	Year-to-date cash provided by operating activities was $169 million compared with $134 million in the prior year.
•	Net proceeds of approximately $520 million from the public equity offering of early June were used to reduce short-term borrowing.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “While our current results reflect the volume effect of the prolonged recession, we are encouraged by the increased level of bid activity by state transportation departments as well as the significant increase in highway construction contract awards reported in May and June. The increased level of bid activity and contracts awarded demonstrate that funding provided by the federal economic stimulus plan, or American Recovery and Reinvestment Act (ARRA), is working its way into the economy.  We expect construction activity referable to these contract awards to begin in the second half of 2009 and to provide a meaningful contribution to overall aggregates demand in 2010.

“We remain focused on managing costs and generating cash, which will enhance our ability to increase earnings as the economy recovers and construction activity improves.  In early June, we further strengthened our balance sheet and enhanced our financial flexibility by completing a successful public equity offering.  Net proceeds of $520 million from the offering were used to reduce short-term bank borrowings, thereby freeing up a like amount of liquidity under our lines of credit.”

Second Quarter Operating Results Commentary

Second quarter earnings for aggregates declined as the impact of sharply lower shipments more than offset the earnings benefit from improved prices, lower unit costs for diesel fuel and cost control measures.  Aggregates shipments declined 31 percent from the prior year due to weak demand and wet weather.  The decrease in aggregates volumes reduced second quarter EBITDA by approximately $112 million versus the prior year.  The increase in the average selling price for aggregates reflects wide variations across Vulcan-served markets.  Many major markets realized price improvement from the prior year well above the 3 percent average, while certain markets in the far West and Florida reported year-over-year declines in average selling price.

August 3, 2009
FOR IMMEDIATE RELEASE

By rationalizing production, reducing operating hours, streamlining the workforce and effectively managing spending, the Company offset some of the cost impact related to lower volumes.   Aggregates cash fixed costs were reduced 17 percent from the prior year’s second quarter.  The unit cost for diesel fuel decreased 54 percent from the prior year’s second quarter, increasing earnings $0.12 per diluted share.

Asphalt earnings in the second quarter were higher than last year’s second quarter as material margins recovered to more normal levels, reflecting moderation in the cost of liquid asphalt, which more than offset the earnings effect of a 30 percent decline in asphalt volumes.  Concrete earnings decreased from the prior year’s second quarter due primarily to lower volumes.

Cement earnings showed a slight loss in the second quarter due to the effects of weaker sales volumes, slightly offset by lower energy costs.

Selling, administrative and general expenses in the second quarter decreased $5 million from the prior year. Cost-saving actions implemented across the Company to align spending levels with weak product demand more than offset $4 million in project costs related to the replacement of legacy IT systems.  Additionally, the prior year’s second quarter included expenses of $6 million for the fair market value of donated real estate.

During the second quarter, we revised our estimated annual effective tax rate to 6.4 percent, significantly lower than the 23.2 percent estimated in the first quarter.  An adjustment to the current quarter’s income tax provision was required so that the year-to-date provision reflects the expected annual tax rate.  A substantial amount of the tax benefit recognized for the loss reported in the first quarter of 2009 was reversed during the second quarter to reflect the revised annual rate.  This adjustment reduced earnings $0.06 per diluted share, during the second quarter of 2009, resulting in an effective tax rate of 38.2 percent, as compared with 31.0 percent in the second quarter of 2008.

All results are unaudited.

Outlook Highlights and Commentary

Commenting on the Company’s outlook for 2009, Mr. James stated, “The current year remains challenging due to weak private construction activity.  Despite these challenges, we believe the cost management actions we have taken, along with our disciplined approach to pricing, and the improved liquidity and financial flexibility we have achieved, will enable us to participate fully in the economic recovery.

“Plant operating costs and overhead are being tightly managed as we continue to adjust our cost structure to match the weak demand environment.  Additionally, lower unit costs for diesel fuel and liquid asphalt should continue to benefit earnings in 2009.

August 3, 2009
FOR IMMEDIATE RELEASE

“We expect higher selling prices for our products in 2009 to partially offset the earnings effects of lower volumes.  For the full year 2009, we expect aggregates pricing to improve 3 to 4 percent.  The average selling price for asphalt mix in 2009 should also increase from 2008.

“Our revised outlook for 2009 aggregates demand is due primarily to further weakness expected in private construction.  U.S. contract awards in the most recent two months for private nonresidential and private infrastructure construction have weakened, lowering our expectation for aggregates demand from this end use in the second half of the year.  Specifically, published contract awards for private nonresidential buildings reported during the second quarter declined more than 60 percent in Vulcan-served states when compared with the prior year’s second quarter.  Contract awards for private infrastructure-related projects declined more than 80 percent.  As a result, we now expect 2009 full year aggregates shipments to decline 21 to 24 percent from 2008 levels.

“We expect the further weakness in private construction awards to be offset somewhat by incremental demand in the second half of 2009 from highway construction activity related primarily to economic stimulus projects.  State departments of transportation and local governments continue to make good progress obligating stimulus dollars for transportation projects.  In July, the Federal Highway Administration reported that 64 percent of the $26.8 billion of ARRA highway funds has been obligated by state departments of transportation, up from $13 billion at the end of May.  Additionally, the number of transportation projects bid and the frequency of bid lettings have increased in recent months, contributing to a 61 percent increase in the value of transportation contract awards in June in Vulcan-served states.  Overall, our outlook for stimulus-related demand remains unchanged for the second half of 2009 and beyond.

“As a result, we now expect second half earnings of $0.60 to $0.85 per diluted share, including $0.55 to $0.80 per diluted share from continuing operations.  In the second half of 2008, earnings were $0.63 per share, excluding the noncash charge for impairment of the goodwill associated with the cement segment.  Full year earnings are expected to be $0.51 to $0.76 per diluted share, including $0.40 to $0.65 per diluted share from continuing operations.

“Debt reduction and achieving target debt ratios remain a priority use of cash flows. With the proceeds of the recent equity offering and the previously announced reduction in the quarterly dividend, we expect to reduce total debt by approximately $700 million during 2009.  For the full year 2009, we expect capital spending to be approximately $175 million, down sharply from the $354 million spent in 2008.

“Looking ahead to 2010, Vulcan should benefit from our aggregates-focused strategy that is complemented by our asphalt and concrete operations in certain markets.  Our preliminary estimates for growth in demand for our products from stimulus-related construction activity, as well as some improvement in residential construction, point toward growth in earnings.  Our available production capacity and improved cost structure position Vulcan to participate efficiently and effectively in the supply of material for economic stimulus projects.  Key Vulcan-served states such as California, Florida and Texas will receive the largest percentage of highway funding under the stimulus plan and are likely targets for above-average funding for other stimulus spending for infrastructure because of their high growth and large population base.”

August 3, 2009
FOR IMMEDIATE RELEASE

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on August 4, 2009.  Investors and other interested parties in the U.S. may access the teleconference live by calling 888.680.0865 approximately 10 minutes before the scheduled start.  International participants can dial 617.213.4853.  The access code is 82537459.  A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com.  The conference call will be recorded and available for replay approximately two hours after the call through August 11, 2009.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the amount of long-term debt and interest expense; possible increase in the cash contributions to pension plans; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; the impact of the global financial crisis on our business and financial condition and access to the capital markets; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year.  Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

August 3, 2009
FOR IMMEDIATE RELEASE

Table A

Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2009	2008	2009	2008

Net sales	$681,380	$965,957	$1,249,275	$1,737,718
Delivery revenues	40,479	55,594	72,878	101,172
Total revenues	721,859	1,021,551	1,322,153	1,838,890

Cost of goods sold	535,546	720,731	1,025,834	1,338,042
Delivery costs	40,479	55,594	72,878	101,172
Cost of revenues	576,025	776,325	1,098,712	1,439,214

Gross profit	145,834	245,226	223,441	399,676
Selling, administrative and general expenses	79,353	84,781	159,070	177,357
Gain on sale of property, plant & equipment
and businesses, net	654	80,498	3,157	84,443
Other operating (income) expense, net	1,451	2,474	3,170	1,534
Operating earnings	65,684	238,469	64,358	305,228

Other income (expense), net	2,895	3,444	1,820	792
Interest income	687	997	1,482	1,669
Interest expense	44,073	38,193	87,992	81,652
Earnings (loss) from continuing operations
before income taxes	25,193	204,717	(20,332)	226,037
Provision (benefit) for income taxes	9,632	63,492	(3,638)	70,327
Earnings (loss) from continuing operations	15,561	141,225	(16,694)	155,710
Earnings (loss) on discontinued operations, net of tax	6,651	(470)	6,125	(1,022)
Net earnings (loss)	$22,212	$140,755	$(10,569)	$154,688
Basic earnings (loss) per share:
Continuing operations	$0.14	$1.28	$(0.15)	$1.42
Discontinued operations	0.06	-	0.06	-
Net earnings (loss) per share	$0.20	$1.28	$(0.09)	$1.42

Diluted earnings (loss) per share:
Continuing operations	$0.14	$1.27	$(0.15)	$1.41
Discontinued operations	0.06	-	0.06	(0.01)
Net earnings (loss) per share	$0.20	$1.27	$(0.09)	$1.40

Weighted-average common shares
outstanding:
Basic	113,477	109,922	112,045	109,286
Assuming dilution	113,829	111,117	112,045	110,515
Cash dividends declared per share
of common stock	$0.49	$0.49	$0.98	$0.98
Depreciation, depletion, accretion and
amortization from continuing operations	$99,600	$96,919	$198,915	$192,775
Effective tax rate from continuing operations	38.2%	31.0%	17.9%	31.1%

August 3, 2009
FOR IMMEDIATE RELEASE

Table B

Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2009	2008	2008

Assets
Cash and cash equivalents	$43,711	$10,194	$151,210
Medium-term investments	6,755	36,734	-
Accounts and notes receivable:
Accounts and notes receivable, gross	394,938	365,688	530,759
Less: Allowance for doubtful accounts	(9,437)	(8,711)	(7,456)
Accounts and notes receivable, net	385,501	356,977	523,303
Inventories:
Finished products	290,451	295,525	309,868
Raw materials	32,035	28,568	29,009
Products in process	5,133	4,475	3,113
Operating supplies and other	35,964	35,743	41,510
Inventories	363,583	364,311	383,500
Deferred income taxes	69,080	71,205	62,074
Prepaid expenses	58,425	54,469	19,392
Total current assets	927,055	893,890	1,139,479
Investments and long-term receivables	30,614	27,998	24,265
Property, plant & equipment:
Property, plant & equipment, cost	6,672,394	6,635,873	6,047,065
Less: Reserve for depr., depl. & amort.	(2,644,146)	(2,480,061)	(2,325,181)
Property, plant & equipment, net	4,028,248	4,155,812	3,721,884
Goodwill	3,091,524	3,083,013	3,895,267
Other intangible assets	683,092	673,792	153,094
Other assets	87,339	79,664	200,493
Total assets	$8,847,872	$8,914,169	$9,134,482

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$60,417	$311,685	$330,081
Short-term borrowings	412,300	1,082,500	1,209,500
Trade payables and accruals	145,744	147,104	215,835
Other current liabilities	130,103	121,777	178,775
Total current liabilities	748,564	1,663,066	1,934,191
Long-term debt	2,521,190	2,153,588	2,183,584
Deferred income taxes	957,248	949,036	685,432
Other noncurrent liabilities	617,651	625,743	415,506
Total liabilities	4,844,653	5,391,433	5,218,713
Shareholders' equity:
Common stock, $1 par value	124,989	110,270	109,834
Capital in excess of par value	2,316,507	1,734,835	1,702,946
Retained earnings	1,743,097	1,862,913	2,129,554
Accumulated other comprehensive loss	(181,374)	(185,282)	(26,565)
Shareholders' equity	4,003,219	3,522,736	3,915,769
Total liabilities and shareholders' equity	$8,847,872	$8,914,169	$9,134,482

August 3, 2009
FOR IMMEDIATE RELEASE

Table C

Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2009	2008

Operating Activities
Net earnings (loss)	$(10,569)	$154,688
Adjustments to reconcile net earnings (loss) to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	198,915	192,775
Net gain on sale of property, plant & equipment and businesses	(3,880)	(84,443)
Contributions to pension plans	(2,242)	(1,593)
Share-based compensation	14,010	9,169
Excess tax benefit from share-based compensation	(325)	(3,605)
Deferred tax provision	5,671	194
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(35,850)	(126,566)
Other, net	3,672	(6,566)
Net cash provided by operating activities	169,402	134,053

Investing Activities
Purchases of property, plant & equipment	(60,101)	(198,658)
Proceeds from sale of property, plant & equipment	4,051	13,576
Proceeds from sale of businesses	11,537	225,783
Payment for businesses acquired, net of acquired cash	(36,980)	(79,822)
Redemption of medium-term investments	30,590	-
Proceeds from loan on life insurance policies	-	28,646
Withdrawal from nonconsolidated companies, net	63	469
Other, net	651	5,008
Net cash used for investing activities	(50,189)	(4,998)

Financing Activities
Net short-term payments	(672,176)	(882,000)
Payment of short-term debt and current maturities	(281,461)	(483)
Proceeds from issuance of long-term debt, net of discounts	397,660	949,078
Debt issuance costs	(3,033)	(5,633)
Settlements of forward starting swaps	-	(32,474)
Proceeds from issuance of common stock	578,237	55,072
Dividends paid	(108,752)	(106,976)
Proceeds from exercise of stock options	3,697	6,850
Excess tax benefit from share-based compensation	325	3,605
Other, net	(193)	228
Net cash used for financing activities	(85,696)	(12,733)

Net increase in cash and cash equivalents	33,517	116,322
Cash and cash equivalents at beginning of year	10,194	34,888
Cash and cash equivalents at end of period	$43,711	$151,210

August 3, 2009
FOR IMMEDIATE RELEASE

Table D

Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Total Revenues
Aggregates (a)	$497,605	$679,271	$899,417	$1,215,309
Asphalt mix and Concrete (b)	218,308	325,374	411,507	592,002
Cement (c)	16,853	29,162	36,594	60,249
Intersegment sales	(51,386)	(67,850)	(98,243)	(129,842)
Total net sales	681,380	965,957	1,249,275	1,737,718
Delivery revenues	40,479	55,594	72,878	101,172
Total revenues	$721,859	$1,021,551	$1,322,153	$1,838,890

Gross Profit
Aggregates	$126,830	$217,866	$190,446	$344,773
Asphalt mix and Concrete	19,511	23,266	34,828	43,340
Cement	(507)	4,094	(1,833)	11,563
Total gross profit	$145,834	$245,226	$223,441	$399,676

Unit Shipments
Aggregates
Customer tons	37,793	54,331	67,334	96,401
Internal tons (d)	2,929	4,916	5,441	8,887
Aggregates - tons	40,722	59,247	72,775	105,288

Asphalt mix - tons	1,902	2,725	3,300	4,629
Ready-mixed concrete - cubic yards	1,129	1,727	2,216	3,320

Cement
Customer tons	57	174	124	347
Internal tons (d)	89	124	190	241
Cement - tons	146	298	314	588

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$10.35	$10.02	$10.31	$10.06
Asphalt mix	$53.64	$51.93	$54.30	$50.70
Ready-mixed concrete	$96.74	$97.39	$98.08	$98.41
Cement	$98.70	$96.50	$97.79	$97.32

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes asphalt mix, ready-mixed concrete, concrete block, precast, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)
Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

August 3, 2009
FOR IMMEDIATE RELEASE

Table E

Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows
for the Six Months Ended June 30 is summarized below (amounts in thousands):
	2009	2008

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest, net of amount capitalized	$98,871	$89,532
Income taxes	(9,468)	37,055

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	-	1,292
Accrued liabilities for purchases of property & equipment	14,684	24,834
Carrying value of noncash assets and liabilities exchanged	-	42,974
Debt issued for purchases of property, plant & equipment	1,982	8
Fair value of stock issued in business acquisitions	-	25,023
Other noncash transactions	-	16

August 3, 2009
FOR IMMEDIATE RELEASE

Table F

EBITDA and Cash Earnings Reconciliations
	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$64,303	$121,135	$169,402	$134,053
Changes in operating assets and liabilities before initial
effects of business acquisitions and dispositions	72,161	35,875	35,850	126,566
Other net operating items (providing) using cash	(14,652)	80,664	(16,906)	86,844
(Earnings) loss on discontinued operations, net of tax	(6,651)	470	(6,125)	1,022
Provision for income taxes	9,632	63,492	(3,638)	70,327
Interest expense, net	43,386	37,196	86,510	79,983
Less: Depreciation, depletion, accretion and amortization	(99,600)	(96,919)	(198,915)	(192,775)
EBIT	68,579	241,913	66,178	306,020
Plus: Depreciation, depletion, accretion and amortization	99,600	96,919	198,915	192,775

EBITDA	$168,179	$338,832	$265,093	$498,795
Less: Interest expense, net	(43,386)	(37,196)	(86,510)	(79,983)
Current taxes	(6,379)	(64,854)	9,527	(70,006)
Cash earnings	$118,414	$236,782	$188,110	$348,806

Reconciliation of Operating Earnings to EBITDA and Cash Earnings

Operating earnings	$65,684	$238,469	$64,358	$305,228
Other income (expense), net	2,895	3,444	1,820	792
EBIT	68,579	241,913	66,178	306,020
Plus: Depreciation, depletion, accretion and amortization	99,600	96,919	198,915	192,775

EBITDA	$168,179	$338,832	$265,093	$498,795
Less: Interest expense, net	(43,386)	(37,196)	(86,510)	(79,983)
Current taxes	(6,379)	(64,854)	9,527	(70,006)
Cash earnings	$118,414	$236,782	$188,110	$348,806

EBITDA and Earnings Per Share (EPS) Bridge	EBITDA	EPS
	(millions)	(diluted)
Second Quarter Continuing Operations - 2008 Actual	$339	$1.27
Increase / (Decrease) due to:
Aggregates:
Volumes	(112)	(0.64)
Selling prices	14	0.08
Costs	8	0.05
Asphalt mix and Concrete	(3)	(0.02)
Cement	(5)	(0.03)
Selling, administrative and general expenses	5	0.03
Gain on sale of property, plant & equipment and businesses	(74)	(0.34)
Depreciation, depletion, accretion and amortization	n/a	(0.02)
Interest expense, net	n/a	(0.03)
Tax rate differential and discrete items	n/a	(0.13)
Additional shares outstanding and other	(4)	(0.08)

Second Quarter Continuing Operations - 2009 Actual	$168	$0.14

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes.  These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt.  They are not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

These metrics are presented for the convenience of investment professionals that use such metrics in their analysis and to provide the Company's shareholders an understanding of metrics management uses to assess performance and to monitor our cash and liquidity positions.  Due to the significant write-up of the assets acquired in the November 2007 acquisition of Florida Rock resulting from the application of SFAS 141, Business Combinations, Vulcan's management internally uses EBITDA, cash earnings and other such measures to assess the operating performance of the acquired Florida Rock assets and consolidated company.  Vulcan's management does not use these metrics as a measure to allocate resources internally.